Exhibit 99.1

Date:	November 16, 2022

Contact:	Jeffrey W. Farrar, Chief Operating and Chief Financial Officer
434-773-2274
farrarj@amnb.com

Traded:	Nasdaq Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES INCREASE IN QUARTERLY DIVIDEND

Danville, VA – American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, announced its Board of Directors has declared a quarterly cash dividend of $0.30 per common share, payable December 16, 2022 to shareholders of record on December 2, 2022.

The dividend amount represents a $0.02 per share or 7.1% increase from the prior quarter’s dividend and the fourth quarter of 2021. Based on the stock’s closing price of $38.17 on November 15, 2022, the dividend yield is approximately 3.1%.

About American National

American National is a multi-state bank holding company with total assets of approximately $3.0 billion. Headquartered in Danville, Virginia. American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.1 billion of trust, investment and brokerage assets in its Wealth Management Division. Additional information about American National and American National Bank is available on American National’s website at www.amnb.com.